EXHIBIT 12

                            DELPHI AUTOMOTIVE SYSTEMS

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                   YEAR ENDED DECEMBER 31,
                                   ----------------------------------------------------
                                   1998        1997        1996        1995        1994
                                   ----        ----        ----        ----        ----

                                                   (dollars in millions)

Pre tax (loss) income             $ (266)    $ 259       $ 1,112     $ 1,946     $ 1,877

Earnings of non-consolidated
  affiliates                         (55)      (27)          (57)        (47)        (36)
Cash dividends received from
  non-consolidated affiliates          1        12            11           3           1
Portion of rentals deemed to
  be interest                         37        42            43          36          32
Interest and related charges
  on debt                            277       287           276         293         310
                                 -------     -----        -------    -------     -------
  Earnings available for
   fixed charges                  $   (6)    $ 573       $ 1,385     $ 2,231     $ 2,184
                                  ======     =====       =======     =======     =======



Fixed charges:
Portion of rentals deemed to
  be interest                     $   37     $  42       $    43     $    36    $     32
Interest and related charges
  on debt                            277       287           276         293         310
                                  ------     -----       -------     -------    --------
    Total fixed charges           $  314     $ 329       $   319     $   329    $    342
                                  ======     =====       =======     =======    ========


    Ratio of earnings to
      fixed charges                 N/A        1.7           4.3         6.8         6.4
                                  ======     =====       =======     =======    ========

     Fixed charges exceeded earnings by $320 million for the year ended December 31, 1998, resulting in a ratio of less than one.

     Our earnings available for fixed charges for the years ended December 31, 1998, 1997 and 1996 were impacted by a number of special items which management views as non-recurring in nature. The special items included charges associated with our evaluation of the competitiveness of our business, divestitures and plant closing charges as well as work stoppages at certain GM and Delphi locations. Excluding the impact of these special items, our ratio of earnings to fixed charges would have been 4.6, 6.3 and 7.0 for the years ended December 31, 1998, 1997 and 1996, respectively. For more information on special items and work stoppages, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations-Special Items and Work Stoppages" and Note 3 to our consolidated financial statements elsewhere in this report.